Exhibit 10.1

TRANSITION, RETIREMENT AGREEMENT AND GENERAL RELEASE

This Transition, Retirement Agreement and General Release (the “Agreement”) is entered into by and between Amcor Flexibles North America, Inc. (the “Company”), an indirect subsidiary of Amcor plc (“Amcor”), and Fred Stephan (“Employee”)

WHEREAS the Company and Employee wish to transition and end Employee’s employment with the Company under the terms and conditions set forth under this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and Employee, the Company and Employee agree as follows:

1.            Transition.

(a)          Employee’s employment with the Company and its affiliates shall terminate on December 31, 2026 (the “Retirement Date”).

(b)          Effective as of the date hereof and until July 1, 2026, Employee shall assist with the transition of Employee’s duties and responsibilities and provide those services that may be reasonably requested by the Company. During the period from July 1, 2026 until the Retirement Date, Employee will have the role of Special Advisor and provide any services that may be reasonably requested by the Company (the “Special Advisor Period”). The Company shall continue to provide Employee with base salary and benefits, each as in effect immediately prior to the date hereof.

(c)          During the Special Advisor Period, Employee will only attend Company premises if directed and, unless otherwise directed, shall no longer communicate with Company employees, customers, vendors, investors, or other business relations. During the Special Advisor Period, Employee agrees to be available to respond to emails or participate in phone calls or virtual meetings, as reasonably required by Company.

(d)          Except as otherwise provided in Section 5, Employee will not be eligible for any bonus, commission, equity or equity-based or other incentive compensation during the Special Advisor Period.

(e)          Effective as of June 30, 2026 (or such earlier date as requested by the Company), other than as provided herein, Employee will be deemed to have resigned from all of Employee’s positions at the Company and its affiliates as an officer, director, member of any board and/or fiduciary or otherwise, and Employee agrees to execute such reasonable documentation as the Company may request to effectuate the foregoing.

2.            Retirement. Following the Retirement Date, Employee shall not be, or represent that Employee is, an employee or representative of the Company or any of the other Releasees (as defined below). Regardless of whether Employee signs this Agreement, Employee will receive the Accrued Benefits (as defined below). Except as specifically set forth in this Agreement or as required under applicable law, and except as to any vested benefits under the Company’s 401(k) plan, Employee’s right to, and participation in, all benefit plans as an employee of the Company shall terminate as of the Retirement Date in accordance with the specific terms of each plan. To the extent Employee has any vested assets under the Company’s 401(k) plan, the status and treatment of any such assets shall be governed by the applicable terms of such plan. For the avoidance of doubt, following the Retirement Date, Employee shall have no further rights under any offer letter or employment agreement Employee may have with the Company or its affiliates (the “Prior Agreement”). Employee shall execute any additional documentation as requested by the Company to effectuate the foregoing.

3.            Accrued Benefits.         The Company shall timely pay to Employee (a) all earned but unpaid wages and accrued but unused paid time off earned in accordance with applicable law and Company policy, in each case, through the Retirement Date and (b) any unpaid business expenses or other reimbursements due to Employee in accordance with the Company’s expense reimbursement policy (collectively, the “Accrued Benefits”).

4.            COBRA. The benefits received by Employee (and Employee’s eligible dependents, if any) under the Company’s medical and dental plan(s) shall cease as of the Retirement Date (or, if provided under the terms of the Company plans, the last day of the calendar month that includes the Retirement Date). Thereafter, pursuant to governing law and independent of this Agreement, Employee shall be entitled to elect benefit continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for Employee and any eligible dependents if Employee timely applies for such coverage. Such COBRA coverage shall be at Employee’s sole expense. Information regarding Employee’s eligibility for COBRA coverage and the terms and conditions of such coverage shall be provided to Employee in a separate mailing.

5.            Incentives and Equity-based awards. Provided the Effective Date (as defined below) occurs, and Employee complies with this Agreement at all times, the Company will provide the following:

(a)          The Company shall pay Employee an amount equal to the bonus for the 6-month period ending on Retirement Date (the “Bonus Amount”). This Bonus Amount will be calculated based on actual scorecard results, per the normal process. The Bonus Amount will be payable at the same time as bonuses are paid to other employees of the Company.

(b)          The treatment described in Exhibit A. All equity and equity-based awards held by Employee with respect to Amcor plc (“Amcor”) or its affiliates that are outstanding as of the Retirement Date (the “Existing Equity Awards”) shall be treated in accordance with, and remain subject in all respects to, all of the terms and conditions of the applicable award agreements and equity plan.

6.            No Further Payments. Employee acknowledges and agrees that the Accrued Benefits and the consideration provided in Section 5 above is in full discharge of any and all liabilities and obligations the Releasees have to Employee, monetarily or otherwise, with respect to Employee’s employment. Employee specifically acknowledges and agrees that the Company and the Releasees have paid to Employee all of the pay, wages, commissions, overtime, premiums, vacation, notice pay, separation pay, sick pay, leave pay, paid time off, holiday pay, equity, phantom equity, carried interest, distributions, allocations, royalties, bonuses, deferred compensation, and other forms of compensation, reimbursements, benefits, perquisites, or payments of any kind or nature whatsoever to which Employee was or may have been entitled (collectively, “Compensation”), and that the Company and the Releasees do not owe Employee any other Compensation, other than as explicitly provided in this Agreement.

7.            Release. In exchange for the consideration provided in Section 5 above, Employee, on behalf of Employee and all of Employee’s spouse, heirs, executors, beneficiaries, administrators, successors, and assigns (collectively, “Releasors”), hereby releases and forever waives and discharges any and all claims, demands, causes of action, suits, controversies, actions, crossclaims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, any other damages, expenses, claims for costs and attorneys’ fees, losses or liabilities of any nature whatsoever in law and in equity and any other liabilities, known or unknown, suspected or unsuspected of any nature whatsoever (collectively, “Claims”) that Employee or any of the other Releasors ever had, now have, or might have against the Company, Amcor, and/or their respective current, former, and future affiliates, subsidiaries, parents, related companies, controlling shareholders, owners, divisions, directors, members, trustees, officers, general partners, limited partners, employees, agents, attorneys, representatives, insurers, and investment funds (and the other investment vehicles any of the foregoing manage and/or for which they perform services), and each of their predecessors, successors and assigns (collectively with the Company, the “Company Group”, and each, a “Company Group Member”); and each Company Group Member’s respective current, former, and future directors, members, trustees, controlling shareholders, subsidiaries, general partners, limited partners, affiliates, related companies, divisions, officers, employees, agents, insurers, representatives, and attorneys (collectively, with the Company Group, the “Releasees” and each a “Releasee”), arising at any time prior to and including the date Employee executes this Agreement, whether such Claims are known to Employee or unknown to Employee, whether such Claims are accrued or contingent, including, but not limited to, any and all (a) Claims arising out of, or that might be considered to arise out of or to be connected in any way with, Employee’s employment or other relationship with any of the Releasees, or the termination of such employment or other relationship; (b) Claims under any contract, agreement, or understanding that Employee may have with any of the Releasees, whether written or oral, whether express or implied, at any time prior to the date Employee executes this Agreement (including the Prior Agreement); (c) arising from or in any way related to awards, policies, plans, programs or practices of any of the Releasees that may apply to Employee or in which Employee may participate, including, for the avoidance of doubt, any severance plan; (d) any Claims for any paid leave or unpaid leave, paid time off, bonus, incentive payment, severance or other Compensation; (e) Claims arising under any federal, state, foreign, or local law, rule, ordinance, or public policy, including, without limitation, Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Vietnam Era Veterans Readjustment Act of 1974, the Immigration Reform and Control Act of 1986, the Equal Pay Act, the Labor Management Relations Act, the National Labor Relations Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act of 2008, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, as all such laws have been amended from time to time, or any other federal, state, foreign, or local labor law, wage and hour law, worker safety law, employee relations or fair employment practices law, or public policy, (f) Claims arising in tort, including, but not limited to, Claims for misrepresentation, defamation, libel, slander, invasion of privacy, conversion, replevin, false light, tortious interference with contract or economic advantage, negligence, fraud, fraudulent inducement, quantum meruit, promissory estoppel, prima facie tort, restitution, or the like; (g) Claims for Compensation, attorneys’ or experts’ fees or costs, forum fees or costs, or any tangible or intangible property of Employee’s that remains with any of the Releasees; and (h) Claims arising under any other applicable law, regulation, rule, policy, practice, promise, understanding, or legal or equitable theory whatsoever; provided, however, that Employee does not release (i) any Claims that arise after the date Employee executes this Agreement; (ii) any Claims for breach of this Agreement or to enforce the terms of this Agreement; (iii) any Claims for indemnification or coverage under the Company’s Directors & Officers liability insurance coverage (or any other liability insurance coverage); (iv) any Claims that cannot be waived or released as a matter of law; (v) any Claims Employee may have to workers’ compensation or unemployment benefits; or (vi) any right to the Accrued Benefits. Employee specifically intends the release of Claims in this Section 7 to be the broadest possible release permitted by law.

8.            No Interference with Rights. Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Employee signs this Agreement, (iii) that may arise after Employee signs this Agreement, (iv) for reimbursement of expenses under the Company’s expense reimbursement policies, and (v) claims which controlling law clearly states may not be released by private agreement. Moreover, nothing in this Agreement (including but not limited to the employee acknowledgement, full and final release, confidential information, return of property, restrictive covenants, confidentiality of this Agreement, continued cooperation and non-disparagement provisions), (a) is intended to or will be used in any way to limit Employee’s rights to make truthful statements or disclosures regarding unlawful employment practices or precludes Employee from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices regarding the Company, its agents, or employees, when Employee has been required or requested to do so pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, (b) limits or affects Employee’s right to challenge the validity of this Agreement under the ADEA or the OWBPA, (c) prevents Employee from communicating with, filing a charge or complaint with; providing documents or information voluntarily or in response to a subpoena or other information request to; or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws, or from testifying, providing evidence, or responding to a subpoena or discovery request in court litigation or arbitration, or (d) precludes Employee from exercising my rights, if any, under Section 7 of the NLRA or similar state law to engage in protected, concerted activity with other employees. By signing this Agreement, however, Employee is waiving rights to recover individual relief (including any backpay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on Employee’s behalf by any third party, except for any right Employee may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or where such a waiver of individual relief is prohibited by applicable law.

9.            No Further Claims. Employee represents and warrants that Employee has never commenced or filed, or caused to be commenced or filed, any lawsuit or arbitration against any of the Releasees. Except as otherwise provided in Section 7 of this Agreement, Employee further agrees not to commence, file, or in any way pursue, or cause or assist any non-governmental person or entity to commence, file, or pursue, any lawsuit or arbitration against any of the Releasees in the future. For avoidance of doubt, nothing in this Agreement, any other agreement between Employee and the Company, or any Company policy shall prevent Employee from filing a charge with the Equal Employment Opportunity Commission, the National Labor Relations Board or other governmental agency or commission (collectively, the “EEOC”), participating in any EEOC investigation or speaking with law enforcement, the EEOC, the state division of human rights, the attorney general, a local commission on human rights, or an attorney retained by Employee. Employee may not receive any relief (including, but not limited to, Compensation, reinstatement, back pay, front pay, damages, attorneys’ or experts’ fees, costs, and/or disbursements) as a consequence of any charge filed with the EEOC and/or any litigation arising out of an EEOC charge to the fullest extent permitted by law; provided, however, that nothing shall prevent Employee from seeking or accepting any U.S. Securities and Exchange Commission Awards or other relief under other whistleblower laws that cannot be waived by law.

10.          Acknowledgements and Representations. Employee acknowledges and represents that: (a) Employee has no known workplace injuries or occupational diseases; (b) Employee is unaware of the existence of any Claim(s) that have not been asserted in writing against any Releasee (whether by Employee or any other individual or entity); (c)      to the best of Employee’s knowledge, neither Employee nor any other employee or other party has violated any policy or procedure applicable to the Releasees during the course of Employee’s employment; and (d) to the best of Employee’s knowledge, neither Employee nor any other employee or other party has violated any law or regulation applicable to the Releasees during the course of Employee’s employment.

11.          Restrictive Covenants. Employee agrees that for a period of 12 months following the Retirement Date, Employee will not (i) directly or indirectly engage in, represent in any way, or be connected with, any Competing Business (as defined below) directly competing with the business of the Company within the state in which Employee was employed or any other state of the United States or any country other than the United States in which the Company is doing business, whether such engagement shall be as an officer, director, owner, employee, partner, affiliate or other participant in any Competing Business or (ii) assist others in engaging in any Competing Business in the manner described in clause (i) above. Employee also agrees for one year after Employee’s separation of employment from the Company to not (i) induce or solicit individuals who are or were employees of the Company at any time in the twelve months prior to the Retirement Date, to terminate their employment with the Company or to engage in any Competing Business; or hire, or induce or solicit (or assist others to hire or induce or solicit) the hiring of, individuals then employed, or employed at any time in the preceding twelve months, by the Company or (ii) induce any entity or person with which the Company has a business relationship to terminate or alter such business relationship. “Competing Business” shall mean any business involving the sale of products in any city or county in any state of the United States or any country other than the United States if such business or the products sold by it are competitive, directly or indirectly, at the time of termination of Employee’s employment with the Company with (i) the business of the Company; (ii) any of the products manufactured, sold or distributed by the Company; or (iii) any products or business being developed or conducted by the Company. Employee understands that the foregoing restrictions may limit Employee’s ability to earn a livelihood in a business similar to the business of the Company, but nevertheless agrees that Employee has received and will receive sufficient consideration and other benefits to justify such restrictions which, in any event (given Employee’s education, skills and ability), would not prevent Employee from earning a living.

12.          Continuing Obligations; Confidentiality.

(a)          Employee acknowledges and agrees that Employee shall continue to remain bound by any obligations Employee owes to the Company or the other Releasees, including, without limitation, any non-competition, non-solicitation, confidentiality, inventions assignment, nondisclosure, non-disparagement and any other continuing obligations under any employment agreement, any equity award agreement or otherwise (collectively, the “Continuing Obligations”), and such provisions shall remain in full force and effect and are incorporated by reference as if fully set forth herein.

(b)          Employee shall not at any time, directly or indirectly, use, or disclose or divulge to any person or entity, any Confidential Information (as defined below). Employee has delivered to the Company all materials in any form whatsoever (including all electronic and hard copies) in Employee’s custody, possession or control that contain Confidential Information and all other property and equipment of the Company Group in Employee’s custody, possession or control. “Confidential Information” means all non-public, proprietary, confidential or trade secret information of the Company Group and all other information of a business, financial, marketing, technical or other nature relating to the business of the Company Group including, without limitation, any M&A plans or strategies, investor or customer lists, prospective investor or customer names, financial statements and projections, know-how, pricing policies, operational methods, methods of doing business, technical processes, formulae, designs and design projects, inventions, computer hardware, software programs, business plans and projects pertaining to the Company Group and including any information of others that the Company Group have agreed to keep confidential; provided, that Confidential Information shall not include any information that has entered or enters the public domain through no fault of Employee.

13.          Limitations on Confidentiality. Notwithstanding anything in this Agreement or any other policies of the Company to the contrary, nothing shall prohibit Employee or Employee’s attorney from reporting possible violations of United States federal law or regulation to any governmental agency or entity including, but not limited to, the United States Department of Justice, the United States Securities and Exchange Commission, the United States Congress and any Inspector General of any United States federal agency, or making other disclosures that are protected under the whistleblower provisions of United States federal, state or local law or regulation; provided, however, that Employee use Employee’s reasonable best efforts to (a) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity, and (b) request that such agency or entity treat such information as confidential. Employee does not need prior authorization from the Company to make any such reports or disclosures, and Employee is not required to notify the Company that Employee is making or have made such reports or disclosures. Nothing in this Agreement or any other policies of the Company shall limit Employee’s right to receive an award for information provided to any governmental agency or entity. Pursuant to the federal Defend Trade Secrets Act of 2016, which added 18 U.S.C. § 1833(b), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a government agency or federal, state or local government official, either directly or indirectly, or to their attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement, or any agreement between Employee and the Company Group, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets expressly allowed by such section. Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

14.          Non-Disparagement. During and after Employee’s employment with the Company, except to the extent compelled or required by law, or as otherwise permitted by Sections 9 or 13, Employee agrees that Employee shall not disparage the Company, the Company Group, the Releasees and each of their respective investors, portfolio companies, investors, suppliers, officers, directors, agents, employees, attorneys, owners, successors or assigns or their respective businesses, investments, products or services, in any manner (including but not limited to, verbally or via hard copy, websites, blogs, social media forums or any other medium); provided, however, that nothing in this paragraph shall prevent Employee from: engaging in concerted activity relative to the terms and conditions of Employee’s employment and in communications protected under the National Labor Relations Act, filing a charge or providing information to any governmental agency, or from providing information in response to a subpoena or other enforceable legal process or as otherwise required by law. The Company agrees to instruct its directors and senior officers not to disparage Employee in any manner (including but not limited to, verbally or via hard copy, websites, blogs, social media forums or any other medium); provided, however, that such instruction shall not prevent such directors and senior officers from providing information to any governmental agency, or from providing information in response to a subpoena or other enforceable legal process or as otherwise required by law.

15.          Cooperation. Employee agrees to be available to reasonably cooperate with the Company in transitioning Employee’s duties, and with respect to any Company Group internal investigation or administrative, regulatory, or judicial proceeding, arbitration or other settlement or dispute that relates to events occurring during Employee’s employment by the Company or about which the Company otherwise believes Employee may have relevant information.

16.          Construction. This Agreement shall be interpreted strictly in accordance with its terms, to the maximum extent permissible under governing law, and shall not be construed against or in favor of any party, regardless of which party drafted this Agreement or any provision hereof. If any provision of this Agreement is determined to be unenforceable as a matter of governing law, an arbitrator or reviewing court of appropriate jurisdiction shall have the authority to modify such provision so as to render it enforceable while maintaining the parties’ original intent to the maximum extent possible. Each provision of this Agreement is severable from the other provisions hereof, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. For purposes of this Agreement, the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence or clause all subject matter that might otherwise be construed to be outside of its scope.

17.          Governing Law. This Agreement shall be governed by the laws of the state in which Employee was last employed by the Company.

18.          Withholdings. The Company shall have the right to withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

19.          Section 409A. The parties hereto intend that this Agreement and the benefits provided hereunder be interpreted and construed to be exempt from, or otherwise comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder, and will be interpreted and construed consistent with this intent; provided, however, that the Company does not guarantee any particular tax result under Section 409A of the Code or any other provision of federal, state, local or non-United States law, and will have no obligation to indemnify or otherwise protect Employee from the obligation to pay any taxes or penalties pursuant to Section 409A of the Code or otherwise. In the event that any payment to Employee or any benefit hereunder that is subject to Section 409A of the Code is made upon, or as a result of Employee’s termination of employment hereunder, and Employee is a “specified employee” (as that term is defined under Section 409A of the Code) at the time Employee becomes entitled to any such payments or benefits, no such payment or benefit will be paid or commenced to be paid to Employee under this Agreement until the date that is the earlier to occur of (a) Employee’s death or (b) six (6) months and one (1) day following the Retirement Date (the “Delay Period”). Any payments which Employee would otherwise have received during the Delay Period will be payable to Employee in a lump sum on the date that is six (6) months and one (1) day following the Retirement Date, and any remaining compensation and benefits due under this Agreement shall be paid or provided as otherwise set forth herein. Each separately identified amount and each installment payment to which Employee is entitled shall be deemed to be a separate payment for purposes of Section 409A of the Code. To the extent that any payment or benefit provided pursuant to this Agreement is subject to Section 409A of the Code, if the period during which this Agreement must become effective spans two (2) calendar years, then any such payments or benefits shall commence in the second of the two (2) calendar years. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, (i) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

20.          Miscellaneous. This Agreement sets forth the entire agreement between the parties hereto, fully supersedes any and all prior agreements or understandings between the parties (including, for the avoidance of doubt, the Prior Agreement). This Agreement can be modified only in a written agreement signed by Employee, on the one hand, and an officer of the Company, on the other hand. Employee specifically acknowledges and agrees that notwithstanding any discussions or negotiations Employee may have had with any of the Releasees prior to the execution of this Agreement, Employee is not relying on any promises or assurances other than those explicitly contained in this Agreement. Each of the Releasees shall be a third-party beneficiary to this Agreement and entitled to enforce it in accordance with its terms. PDF or other electronic copies of this Agreement shall have the same force and effect as the original. This Agreement may be executed in counterparts and each shall be considered to be an original and all of which taken together shall constitute one and the same agreement. This Agreement shall not in any way be construed as an admission by any of the Releasees of any liability, or of any wrongful acts whatsoever against Employee or any other person.

21.          Voluntary Execution; Review Period.

(a)          Employee understands that this Agreement includes a release covering all legal rights or claims arising or accruing prior to the date this Agreement is executed, including claims under the Age Discrimination in Employment Act, as amended, whether those rights or claims are presently known to Employee or hereafter discovered. Employee acknowledges that Employee is entitled to consider the terms of this Agreement, for up to twenty-one (21) calendar days before signing it (the “First Release Consideration Period”). Employee may execute this Agreement, though, before the end of the Release Consideration Period if Employee so chooses. To execute this Agreement, Employee must sign and date the Agreement below, and return a complete copy to Susana Suarez González at Susana.Suarez@amcor.com. Should Employee so execute this Agreement, Employee may thereafter, for a period of seven (7) calendar days following the date of execution, revoke this Agreement by notifying Susana Suarez González by email at Susana.Suarez@amcor.com. If no such revocation occurs, this Agreement shall become fully binding, enforceable, and irrevocable on the eighth (8th) day after Employee executes this Agreement, provided it has also been signed by an authorized representative of the Company (the “Effective Date”). If Employee fails to execute this Agreement during the Release Consideration Period, or if Employee revokes this Agreement during the applicable seven (7) calendar day period described above, this Agreement shall be null and void in its entirety; the Company shall have no further obligations to Employee, including without limitation, to provide Employee with any payments or benefits pursuant to Section 5.

(b)          For this Agreement to be fully effective, Employee must re-execute this Agreement within twenty-one (21) days from the Retirement Date (the “Second Release Consideration Period”), although Employee may re-execute it at any time sooner (but in no event prior to the Retirement Date), and return a complete copy thereof by email to Susana Suarez González at Susana.Suarez@amcor.com. Should Employee so re-execute this Agreement, Employee may thereafter, for a period of seven (7) calendar days following the date of re-execution, revoke such re-execution by notifying Susana Suarez González by email at Susana.Suarez@amcor.com. If no such revocation occurs, this Agreement shall become fully binding, enforceable, and irrevocable on the eighth (8th) day after Employee re-executes this Agreement (the “Second Release Effective Date”), provided it has also been signed by an authorized representative of the Company. If Employee fails to re-execute this Agreement during the Second Release Consideration Period, or if Employee revokes this Agreement during the applicable seven (7) calendar day period described above, this Agreement shall remain in full force and effect, except that the Company shall have no further obligations to Employee, including without limitation, to provide Employee with any payments or benefits pursuant to Section 5.

22.          Breach; Offset. Should Employee materially breach this Agreement, then: (a) the Company shall have no further obligations to Employee under this Agreement or otherwise (including but not limited to any obligation to provide the consideration set forth in Section 5), and the Company shall be entitled to immediate repayment of any amounts already paid under Section 5; (b) the Company shall have all rights and remedies available to it under this Agreement and any applicable law or equitable theory; and (c) all of Employee’s promises, covenants, releases, waivers, representations, and warranties under this Agreement shall remain in full force and effect.

23.          EMPLOYEE EXPRESSLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT; THAT EMPLOYEE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT EMPLOYEE HAS HAD AMPLE TIME TO CONSIDER THIS AGREEMENT; THAT THE COMPANY HAS ADVISED AND URGED EMPLOYEE TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT EMPLOYEE HAS EXECUTED THIS AGREEMENT VOLUNTARILY, KNOWINGLY, AND WITH AN INTENT TO BE BOUND BY THIS AGREEMENT; AND THAT EMPLOYEE HAS FULL POWER AND AUTHORITY TO RELEASE EMPLOYEE’S CLAIMS AS SET FORTH HEREIN AND HAS NOT ASSIGNED ANY SUCH CLAIMS TO ANY OTHER INDIVIDUAL OR ENTITY.

[Signature Page Follows]

By: Amcor Flexibles North America, Inc.

By:	/s/ Daniel Sula		6/10/2026
	Name:	Daniel Sula	Date
	Title:	General Counsel, Global
Flexibles Packaging Solutions

/s/ Fred Stephan	6/10/2026
Fred Stephan	Date

RE-EXECUTED (ONLY ON OR AFTER THE RETIREMENT DATE)

Fred Stephan	Date

EXHIBIT A

1.	Equity Management Incentive Plan (EMIP): Any unvested EMIP awards held by Employee as of the Retirement Date will vest in full, subject to the terms of the applicable award agreements and equity plan documents, with such vesting to be processed within 90 days following the later of the Retirement Date or the Effective Date of this Agreement.

2.	Long-Term Incentive Plan (LTIP) issued prior to 1 July 2025:

i.	Any options that are vested but unexercised as of the Retirement Date must be exercised no later than 90 days after the Retirement Date.

ii.	Any unvested awards of performance shares and/or options as of the Retirement Date will be pro-rated (if more than half the performance period is served) based on time served as a percentage of the performance period (which started on 1 July of the respective grant year (the “Proration Percentage”)). The Proration Percentage for each award is calculated as a fraction, the numerator of which is the number of days in the applicable performance period up to and including the Retirement Date and the denominator of which is the number of days in the applicable performance period.

iii.	Any performance shares and/or options where more than half the performance period is not served will be cancelled.

iv.	Performance conditions for any prorated performance shares and/or options resulting from item (2.ii) above will be tested at the regularly scheduled assessment date.

v.	Any options that vest after the performance conditions are tested, will be made available for exercise by the Employee and must be exercised no later than 90 days after the vesting date.

vi.	Any options that do not vest or vested options that remain unexercised after 90 days from vest will be cancelled.

3.	Long-Term Incentive Plan (LTIP) issued on or after 1 July 2025: Any awards granted to Employee on or after 1 July 2025 that remain outstanding as of the Retirement Date shall be treated in accordance with, and remain subject in all respects to, all of the terms and conditions of the applicable award agreements and applicable equity plan.

4.	Tax obligations: Employee will be responsible for any income tax obligations arising from points (1) to (3) described above.

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